EXHIBIT 99.1
For information contact:
Hope Frank
Chief Marketing Officer
Syntax-Brillian Corporation
+1.602.389.8986
hope.frank@syntaxbrillian.com
Wayne Pratt
Executive Vice President, Chief Financial Officer
Syntax-Brillian Corporation
+1.602.389.8797
wayne.pratt@syntaxbrillian.com
Syntax-Brillian Announces $10 Million Strategic Investment
TEMPE, ARIZ., December 4, 2006 – Syntax-Brillian Corporation (Nasdaq: BRLC) announced today that it has agreed to raise approximately $10 million in a strategic financing with John Jung-Jyh Wu, President and CEO of TCV Group, the primary supplier of plastic injection molded parts for Syntax-Brillian’s award-winning Olevia branded TVs, and John Huang, Chairman of Premier Image Technology Corporation, the primary contract manufacturer of Syntax-Brillian’s Vivitar branded digital cameras.
The investment comprises 1,293,661 shares of common stock priced at $7.73 per share and three-year warrants to purchase 64,683 shares of common stock at an exercise price of $9.276 per share, exercisable beginning June 1, 2007.
This investment provides capital to continue Syntax-Brillian’s growth, including expanding its manufacturing base and supporting the company’s efforts to continue elevating the Olevia brand among consumers worldwide.
John Jung-Jyh Wu, President and CEO of TCV Group, said, “We’re impressed with Syntax-Brillian’s rapid ascent in the North American HDTV market and its potential to continue to capture market share into the future. We look forward to working closely, as a partner, with Syntax-Brillian to support its volume requirements as it builds recognition of the Olevia brand for HDTV excellence.”
John Huang, Chairman of Premier Image Technology Corporation, said, “Our new strategic alignment with Syntax-Brillian invigorates our support of the Vivitar digital camera line, as well as the development of a new generation of LCoS™ microdisplay related products for the consumer electronics marketplace.”
“This investment by key executives of TCV Group and Premier Image Technology once again validates our strategic direction and ongoing success,” said Syntax-Brillian CEO Vincent Sollitto. “This investment further aligns the interests of Syntax-Brillian and its shareholders with those of our valued supply chain members as we continue to work together to develop even more exciting next-generation digital entertainment products.”

Home of Olevia HDTV
	1600 N. Desert Drive, Tempe, AZ 85281	Main 602.389.8888	Fax 602.389.8997	www.syntaxbrillian.com

About Syntax-Brillian Corporation
Syntax-Brillian Corporation (www.syntaxbrillian.com) is one of the world’s leading manufacturers and marketers of LCD and LCoS™ HDTVs and digital entertainment products. The company’s lead products include its Olevia brand (www.olevia.com) of widescreen HDTV-ready and HD-built-in LCD TVs — one of the fastest growing global TV brands — and its Gen II LCoS™ 720p and 1080p rear-projection HDTVs for the high-end video/audio market. Syntax-Brillian’s global supply chain, Asian operations and North American sales channels position the company as a market leader in consumer and high-end HDTV and digital entertainment products.
Brillian and LCoS are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
About TCV Group
A privately held company established in 1977 with operations in Taiwan, China, Japan, Australia and Hong Kong, TCV Group is the leading specialist OEM manufacturer for injection/painting and tooling in Taiwan for automotive and motorcycle parts, as well as one of the largest toy, battery operated small vehicle product manufacturers (OBM/OEM) in the world, shipping to more than 68 countries with more than 18% of the global market.
Utilizing the core competence skills, in 2003 TCV Group initiated a flat panel TV OEM business, and has become one of the leading LCD TV/RPTV/Plasma plastic injection OEM manufacturers in Taiwan and China. TCV Group maintains a production capacity of more than 800,000 plastic cabinet sets for LCD TVs at its operations in Taiwan and China.
TCV Group provides in-house design from initial concept through to prototype and mechanical solution with 2D/3D drawings, CAD/CAM, tooling, precision injection, coating and assembly.
Hosting these facilities, TCV Group provides OEM partners with a one stop solution for design and production, reducing development time and cost.
About Premier Image Technology Corporation
Established in 1983, Premier Image Technology Corporation is the leading digital still camera (DSC) manufacturer in Taiwan, as well as the largest compact-camera manufacturer in the world with more than 15% of the global market. Its key products included image input products, such as compact film cameras, digital still cameras, video cameras; image output products, such as various types of LCD TVs and DLP front-end projectors; and key components such as camera modules for mobile phones embedded with cameras, optical engines for projectors, optical engines for rear projection TVs (RPTVs), and optical components such as lens elements and lens modules.
Forward-Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the annual output and anticipated production efficiencies of the facility mentioned herein. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in markets for the company’s products; (b) changes in the market for customers’ products; (c) the failure of the company’s products to deliver commercially acceptable performance; (d) the ability of the company’s management, individually or collectively, to guide the company in a successful manner; and (e) other risks as detailed in Syntax-Brillian’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and subsequent filings with the Securities and Exchange Commission.
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Home of Olevia HDTV
	1600 N. Desert Drive, Tempe, AZ 85281	Main 602.389.8888	Fax 602.389.8997	www.syntaxbrillian.com